CERTIFICATE                                                             --------
  NO. ____                                                               SHARES

                          OCWEN ASSET INVESTMENT CORP.


                                  COMMON STOCK
                                ($.01 Par Value)



         THIS CERTIFIES that _________________________ is the registered owner of _______________ shares of the Common Stock, par value $.01 per share, of Ocwen Asset Investment Corp. transferable only on the books of the Corporation by the holder hereof in person or by attorney-in-fact upon surrender of this Certificate properly endorsed.

         IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation this ____ day of _________,__________.


____________________________         [SEAL]        _____________________________
        President                                           Secretary

The securities represented by this Certificate have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state (collectively the "Acts"). As a result, these securities may not be transferred except pursuant to either registration under the Acts or an exemption therefrom.

         For Value Received, ___________ hereby sell, assign and transfer unto ________________________________________________________________________ Shares
of the Capital Stock represented by the within Certificate, and do hereby irrevocably constitute and appoint ___________________________________ to transfer the said Stock on the books of the within named Corporation with full power of substitution in the premises.

         Dated __________________, 19____




                                      __________________________________________


         In presence of

____________________________________________